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                                                                    Exhibit 99.7
                                                                  March 29, 2002

VIA FACSIMILE AND CERTIFIED U.S. MAIL

Srivats Sampath
McAfee.com Corporation
535 Oakmead Parkway
Santa Clara, California 95051

Dear Mr. Sampath:

         We are delivering this letter to you pursuant to the requirements of Rule 14d-5 promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act").

         As you know, Networks Associates, Inc. filed a Tender Offer Statement on Schedule TO on March 29, 2002 commencing a tender offer in which Network Associates is the bidder in an exchange offer by which Network Associates seeks to acquire all the outstanding shares of Class A common stock of McAfee.com Corporation.

         Network Associates is hereby making a request to McAfee.com, pursuant to Rule 14d-5(a), under the 1934 Act for the use of the McAfee.com stockholder list and security position listings for the purpose of disseminating our tender offer to the holders of outstanding shares of McAfee.com's Class A common stock. Network Associates is aware of and will comply with the "Obligations of Bidder" provisions of Rule 14d-5(f) under the 1934 Act.

         Network Associates has elected not to require McAfee.com, pursuant to Rule 14d-5(f)(1), to disseminate any amendments disclosing material changes to the tender offer materials.

         The person whom McAfee.com shall contact pursuant to Rule 14d-5(a)(4) under the 1934 Act is:

Kent H. Roberts
13465 Midway Road
Dallas, Texas 75244
(972) 855-2547

                                         Best regards,

                                         /s/ George Samenuk
                                         George Samenuk
                                         Chairman and Chief Executive Officer